Pricing Supplement dated March 29, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	            TOYOTA MOTOR CREDIT CORPORATION

	       Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $100,000,000		     Trade Date: March 29, 2005
Issue Price: 100.00%			     Original Issue Date: March 31, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $99,990,000
   Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.01%
Stated Maturity Date: April 28, 2006
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		    (Fixed Rate Commencement
            (Fixed Interest Rate): 		     Date):
  [ ]  Other Floating Rate Note		            (Fixed Interest Rate):
            (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate	[X]  Federal Funds Rate
            [ ]  LIBOR	      [ ]  Treasury Rate       [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [ ]  Telerate Page: 3750

  Initial Interest Reset Date: April 1, 2005	    Spread (+/-): +0.05%
  Interest Rate Reset Period: Daily	            Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day	    Maximum Interest Rate: N/A
  Interest Payment Dates: April 28, 2005,	    Minimum Interest Rate:  N/A
    July 28, 2005, October 28, 2005,		    Index Maturity: N/A
    January 28, 2006 and at Maturity		    Index Currency:  N/A

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from March 31, 2005 to April 28, 2006
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %
Currency:
       Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
       Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                       	___________________________

                                   HSBC

                     ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to the Federal Funds Rate with respect to March 31, 2005 plus 0.05%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Dates.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated March 29, 2005 (collectively, the "Agreement") between TMCC and HSBC Securities
(USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. HSBC may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
            Under the terms and conditions of the Agreement, HSBC is committed to take and pay for all of the Notes offered hereby if any are taken.